AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT is entered into as of December 1, 2017 to amend the SUBADVISORY AGREEMENT (the "Agreement") dated February 25, 2015 by and between Callan LLC, a California limited liability corporation with its principal place of business at 600 Montgomery Street, Suite 800, San Francisco, CA 94111-2710 (the "Adviser"), and Penn Capital Management Company, Inc., a Delaware corporation with its principal place of business at 1200 Intrepid Ave., Suite 400, Philadelphia, PA 19112 (the "Sub-Adviser").

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the "Board") of THE KP FUNDS (the "Trust") on behalf of the series set forth on Schedule A to the Agreement (the "Fund") and pursuant to the provisions of the Investment Advisory Agreement dated as of December 18th, 2013 by and between the Adviser and the Fund (the "Management Agreement"), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth in the Agreement;

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Fee Schedule set forth in Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, the parties agree that the Agreement is hereby amended as follows:

1. The Schedule A attached to this Amendment hereby replaces the current Schedule A to the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CALLAN LLC

By:	/s/ Gregory C. Allen
Name:	Gregory C. Allen
Title:	CEO and President

PENN CAPITAL MANAGEMENT COMPANY, INC.

By:	/s/ Gerald McBride
Name:	Gerald McBride
Title:	Chief Financial Officer and Partner

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

as amended effective December 1, 2017 between

CALLAN LLC

and

PENN CAPITAL MANAGEMENT COMPANY, INC.

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the portion of the respective Fund (or "Assets" as defined in this Agreement) as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate
KP Small Cap Equity Fund — Active Micro Core Sub-Strategy

[Redacted]

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